FOR IMMEDIATE RELEASE

GUARDIAN TECHNOLOGIES INTERNATIONAL ANNOUNCES ACCELERATION OF VESTING OF STOCK OPTIONS

HERNDON, Va., December 23, 2005 -- Guardian Technologies International, Inc. (OTCBB:GDTI - News), a leading technology developer of intelligent imaging informatics today announced that the compensation committee of its board of directors accelerated the vesting of all unvested stock options previously awarded to certain employees, officers, non-employee directors and consultants previously issued pursuant to its Amended and Restated 2003 Stock Incentive Plan effective December 31, 2005.

On January 1, 2006, Guardian is required to adopt Statement of Financial Accounting Standards Statement No. 123(R), Share-Based Payment, which requires expensing of share-based employee payment compensation, including grants of employee stock options.  The compensation committee believes that it is in the best interest of the company to accelerate the vesting of all outstanding stock options previously issued to employees, non-employee directors, officers and consultants.  The total number of options accelerated is approximately 1,212,036 which have exercise prices ranging from $0.50 to $5.27 per share.  The primary purpose of the acceleration of the affected options is to reduce a significant portion of the charge related to the expensing of the options under SFAS No. 123(R).   Guardian estimates that the transition expense associated with the adoption of SFAS No. 123(R) for the affected options would have resulted in a charge of approximately $2,162,255 to be recognized over the next two fiscal years based upon current assumptions and assuming option holders consent to such acceleration.  Guardian will, however, recognize a one-time compensation expense in accordance with APB Opinion No. 25 of approximately $72,600 in the fourth quarter of fiscal 2005 with respect to the acceleration of in-the-money options.

Bill Donovan, President, COO and CFO of Guardian stated “We believe that accelerating the vesting of these options now is in the best interest of shareholders as it will reduce the company’s reported compensation expense in future periods in light of new accounting regulations.”

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Contact:

     Guardian Technologies International, Inc.

     Investors:

     Redwood Consultants, LLC

     Jens Dalsgaard, 415-884-0348

          or

     Media:

     Accentuate PR

     Julie Shepherd, 815-479-1833